Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 dated September 30, 1997 of our reports dated February 12, 1997 on our audits of the consolidated financial statements and the financial statement schedule fo First Industrial Realty, Inc. (the "Company") and the combined financial statements of the Contributing Businesses which is included in the 1996 Annual Report on Form 10-K, and our report dated February 11, 1997 on our audit of the combined historical statements of revenues and certain expenses of the Acquisition Properties which is included in the Company's Current report on Form 8-K filed February 12, 1997, and our report dated March 26, 1997 on our audit of the combined historical statement of revenues and certain expenses of the Lazarus Burman Properties which is included in the Company's Current Report on Form 8-K filed
February 12, 1997 as amended by Form 8-K/A No. 1 filed April 10, 1997, and our report dated July 30, 1997 on our audit of the combined historical statement of revenues and certain expenses of the Punia Acquisition Properties which is included in the Company's Current Report on Form 8-K filed July 15, 1997 as amended by Form 8-K/A No. 1 filed September 4, 1997.




Chicago, Illinois
September 29, 1997